EXHIBIT 99
                                                               ----------

   March 6, 2003


   Dear Shareholder:

   On October 30, 2002, CIB Marine became the owner of 84% of the common stock of Canron Corporation, a steel company with operations in the United States, Canada and Mexico. This stock was previously held as collateral for a lending relationship and was acquired from the borrower as the result of an agreed upon settlement order entered into in Bankruptcy Court. The borrower had the option to re-acquire the 84% interest in Canron on or before December 31, 2002, but did not exercise this option.

   As a result of the level of our ownership, accounting standards require us to include our investment in Canron in the financial statements of CIB Marine. In order to determine that our financial statements fairly present, in all material respects, the financial condition of CIB Marine, including our investment in Canron, we engaged our accounting firm, KPMG LLP, to conduct an independent audit of Canron. Although we expect that this transaction will have a negative effect on our 2002 results of operations, the extent of the effect will not be determined until the audit is completed.
   Due to the timing of the acquisition, complexities of the organizational structure of Canron and operating in three countries, the audit is not yet complete and the release of our financial results as of, and for, the twelve months ended December 31, 2002 has been delayed. We apologize for this delay and are working diligently along with our independent audit firm to complete the procedures necessary to issue our financial statements and to communicate this information to our shareholders.

   We appreciate your patience during this period. If you are interested, additional details regarding the steel company and the borrower are contained within our Form 10-Q for the quarter ended September 30, 2002.

   If you have any questions in the interim, do not hesitate to contact myself, Steve Klitzing, or Donald Straka.


   Warm regards,

   /s/ J. Michael Straka
   ----------------------------
   J. Michael Straka
   President and CEO